UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2006

HOKU SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51458	94-0351487
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1075 Opakapaka Street Kapolei, Hawaii	96707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Agreement with Spire Corporation.

On October 14, 2006, Hoku Scientific, Inc. entered into a Purchase and Sale Agreement with Spire Corporation to purchase a photovoltaic module production line and related installation and training for approximately $2.0 million. The production line will enable us to manufacture up to 15 megawatts (MW) of photovoltaic modules each year and is scheduled to be delivered in the first half of calendar year 2007; provided we make a down payment of approximately $700,000 by October 31, 2006. We are also required to provide Spire with a Letter of Credit for the remaining balance due under the agreement, which Spire may draw down in two installments of: (a) approximately $1.1 million upon shipment of the production line and (b) approximately $200,000 upon completion of the installation of the production line. We are required to have an installation site available, including power, water, compressed air and factory floor space, not later than 30 days after the arrival of last product under the agreement at our site. If there is a delay of the installation (other than due to a force majeure event) more than 90 days after the arrival of the products at our site, the full outstanding balance under the Letter of Credit may become due and payable in Spire’s sole discretion. Under the agreement, Spire will provide a limited one year warranty and has agreed to indemnify us against third party infringement claims arising out of our use of the products delivered under the agreement. The agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the three months ended December 31, 2006.

Agreement with Swiss Wafers AG.

On October 14, 2006, we entered into a purchase agreement with Swiss Wafers AG to purchase solar cells manufactured in Taiwan for approximately $2.8 million. If we fail to make the required payment under the agreement by October 24, 2006, the agreement can be voided at the option of Swiss Wafers AG. These cells will be delivered later this calendar year. The agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the three months ended December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 19, 2006

HOKU SCIENTIFIC, INC.

By:	/S/ DUSTIN SHINDO
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer